ENTRÉE’S LOOKOUT HILL POTENTIAL ENHANCED BY LATEST IVANHOE DISCLOSURE

Vancouver, B.C., Wednesday, May 4, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) comments on Ivanhoe Mines Ltd.’s (NYSE: IVN; TSX: IVN– “Ivanhoe”) News Release of May 3, 2005 (the “Ivanhoe Release”) announcing significant increases in all categories of the contained copper and gold resources at its Oyu Tolgoi Project.

Of particular note to Entrée, the Ivanhoe Release confirms that the Hugo North Deposit now extends to the border of Entrée’s Lookout Hill property, and describes the deposit as “highest-grade copper porphyry deposit ever discovered”. Recent drilling (Hole EGD006, disclosed in Entrée’s news release dated April 27, 2005) has confirmed the extension of the Hugo North Deposit across the property boundary onto Lookout Hill. Mineralised intersections from this hole were consistent with the high-grade copper and gold intersections encountered at the north end of the Hugo North Deposit, as previously reported by Ivanhoe.

Entrée President, Greg Crowe, noted: “Of additional importance to Entrée, is the acknowledgement in the Ivanhoe Release that drilling at the north end of Hugo North has highlighted a change in strike orientation of the deposit from due north-south to north-easterly. This orientation is sub-parallel to interpreted fault structures, suggesting the mineralised system is ‘open indefinitely to the northeast rather than being structurally cut-off as was previously believed [by Ivanhoe]’”.

In its news release, Ivanhoe announced that the 1.8 km long, Hugo North Deposit is now estimated to contain an indicated resource of 22.5 billion pounds of copper and 7.2 million ounces of gold, within 476 million tonnes grading 2.15% copper and 0.47 grams per tonne (“g/t”) gold (using a 1% copper equivalent cut-off grade), and an additional inferred resource of 11 billion pounds of copper and 4.8 million ounces of gold.

The entire 6.1 km long Oyu Tolgoi Deposit, of which the Hugo North Deposit is the most northerly portion, is now estimated to contain measured and indicated resources of 32.85 billion pounds of copper and 17.34 million ounces of gold, within 1.15 billion tonnes averaging 1.3% copper and 0.47 g/t gold (at a 0.60% copper equivalent cut-off), and an additional inferred resource of 26.2 billion pounds of copper and 8.4 million ounces of gold, within 1.16 billion tonnes averaging 1.02% copper and 0.23 g/t gold.

Significantly, Ivanhoe notes in its news release that “the vast majority of the increase in the copper and gold resources at Oyu Tolgoi resulted from upgrading and expanding the underground copper and gold resources in the high-grade Hugo North Deposit”.

Approximately 40,000 hectares of Entrée’s Lookout Hill property are being jointly explored by Entrée and Ivanhoe, pursuant to a project agreement described below. In addition, Entrée is exploring separately the 140,000 hectares of Lookout Hill that lie to the west of the Entrée/Ivanhoe Project, and are not subject to the project agreement. It has also commenced exploration on its Ulziit Uul property, located approximately 120 km north of Lookout Hill.

QUALITY CONTROL AND ASSURANCE

Reference should be made to the full text of the Ivanhoe Release for complete details of the updated resources estimates contained therein. Robert Cann, P.Geo., Entrée’s Exploration Manager and a “qualified person” as defined by National Instrument 43-101, is responsible for the preparation of technical information in the Company’s news releases. SGS Mongolia LLC prepares the split core at the project site and assays all samples at its facility in Ulaanbaatar, Mongolia. Ivanhoe’s QA/QC program is monitored by independent consultant Dr. Barry Smee, P.Geo., and managed on site by Dale Sketchley, M.Sc., P.Geo. Prepared standards and blanks are inserted at the sample preparation lab on the project site to monitor the quality control of the assay data.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage, junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains a 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s 8,500 hectare, Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures. The Company is a Tier 1 listed company that trades on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée Gold Inc.

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the Hugo North Deposit extends onto Lookout Hill, that Ivanhoe will continue to explore joint Entrée – Ivanhoe Project Property portion of the company’s Lookout Hill Property and that the results that may be obtained by the current exploration programs being carried out in the Lookout Hill Property by Ivanhoe and the Company will continue to be encouraging.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.